Exhibit 10.9

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made this 1st day of August, 2014 by and between Lilis Energy, Inc. (“Lilis” or the “Company”) and Robert A. Bell (“Bell”). As used herein, “Parties” means, collectively, Lilis and Bell, and “Party” means either Lilis or Bell.

RECITALS

WHEREAS, Lilis and Bell are parties to that Employment Agreement dated May 1, 2014 (the “Employment Agreement”);

WHEREAS, Lilis and Bell agree that, effective August 1, 2014 (the “Separation Date”), Bell voluntarily resigned from his positions as officer and employee of Lilis and any of its subsidiaries, including his positions of President and Chief Operating Officer and member of the Board of Directors of Lilis; and

WHEREAS, in exchange for the consideration provided herein, Bell has agreed to (a) release all claims that Bell may have against the Company, including all his remaining rights (if any) in, to and under the Employment Agreement and any other interests or claims he might have against the Company arising from his efforts as President, Chief Operating Officer or member of the Board of Directors, and (b) confirm certain surviving provisions under the Employment Agreement, and Lilis has agreed to provide the payments and other consideration specified herein.

NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Lilis and Bell, the Parties agree as follows:

1.	Resignation. Effective as of the Separation Date, Bell resigned, and Lilis accepted such resignation, from all his positions as officer and employee of Lilis and any of its subsidiaries, including his positions of President and Chief Operating Officer and member of the Board of Directors of Lilis.

2.	Existing Obligations. The following payments and obligations exist independently of this Separation Agreement and the releases contained herein (the “Existing Obligations”):

(a)	Within five (5) calendar days after the date this Agreement is executed, Lilis will pay Bell all compensation due and owing to Bell including but not limited to:

(i) All salary through the date this Agreement is executed;

(ii) All accrued but unused vacation; and

(iii) All unpaid expense reimbursements properly submitted in accordance with Section 4.8(a) of the Employment Agreement.

The foregoing payments shall be less all applicable state and federal withholding and other lawful deductions.

(b)	Within five (5) calendar days after the date this Agreement is executed, Lilis will (in full settlement of the terms of the signing bonus and stock grant obligations under Section 4.2 of the Employment Agreement):

(i) Pay Bell a lump sum of $100,000 (the “Lump Sum Payment”), less all applicable state and federal tax withholdings and other lawful deductions; and

(ii) Provide to Bell evidence of the issuance of 33,333 shares of the common stock of Lilis to Bell, which vested on May 1, 2014, pursuant to Section 4.2 of the Employment Agreement and Lilis’s 2012 Equity Incentive Plan (the “Plan”), relating to his employment as the COO, it being understood that Lilis will satisfy all withholding obligations and other lawful deductions related to these shares out of the Lump Sum Payment.

3.	Consideration. Lilis agrees to make the following additional payments to Bell in consideration of the releases and other consideration provided by Bell under this Agreement, in full satisfaction of any and all other obligations of Lilis to Bell, under the Employment Agreement or otherwise (the “Consideration”):

(a)	Within ten (10) calendar days after the date this Agreement is executed, Lilis will pay Bell a lump sum of $25,000, less all applicable state and federal tax withholdings and other lawful deductions.

(b)	Within ten (10) calendar days after the termination of the Revocation Period (as defined in Paragraph 6(g) below), on the express condition that Bell does not revoke his waiver and release of claims under the Age Discrimination in Employment Act, Lilis will:

i. Pay Bell an additional lump sum of $75,000, less all applicable state and federal tax withholdings and other lawful deductions, and

ii. Issue to Bell 66,667 shares of the common stock of Lilis, which shares shall be fully vested as of the date of issuance, it being understood that Lilis will satisfy all withholding obligations and other lawful deductions related to these shares out of the lump sum payment described in Paragraph 3(b)(i).

(c)	Lilis and Bell agree and acknowledge that if Lilis fails for any reason to remit payment of the Existing Obligations or Consideration set forth in these Paragraphs 2 and 3 , Bell will retain his right to pursue claims under the terms of the Employment Agreement that govern resignation for "Good Reason" (including claims for additional severance in connection therewith) until such time as such payment of the Existing Obligations and Consideration are made, and that if Bell elects to pursue any such claims, Lilis shall retain its right to assert any and all defenses and counterclaims available under the Employment Agreement or otherwise, without giving effect to the provisions hereof. All other provisions of this Agreement will remain in full force and effect.

4.	General Release.

(a)	Except as otherwise set forth in this Agreement, Bell, for himself, and Lilis, for itself, and each Party for its respective affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the other Party and its respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees (the "Released Parties") from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description through the date hereof (the “Released Claims”). Lilis expressly agrees and assents that this General Release includes a release of any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description against Pierre Caland, Peak Oil LLC, Peak Oil Holdings LLC and Peak Operator LLC arising out of or related to the service of Bell or any other employee of Peak Operator LLC at Bell’s direction, as an officer, director, employee or consultant to Lilis (each such party to be included as a "Released Party" and each such claim to be included as a "Released Claim").

(b)	The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Bell’s employment with Lilis and the termination thereof, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties (including the Employment Agreement), except as provided in this Agreement, (iv) any severance, stock, or stock option grant, agreement, or plan, except as provided in this Agreement, (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Bell under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) common law, including but not limited to claims for breach of contract, tort, defamation, slander or emotional distress, (vii) taxes, penalties, or interest assessed against vested or unvested compensation paid, provided, or granted to Bell by the Company, including all such claims that may arise based on the application of Code Section 409A, and (viii) any claim which was or could have been raised; provided, notwithstanding anything to the contrary in this Agreement. The “Released Claims” shall not include rights or obligations under this Agreement, Article 5 of the Employment Agreement, COBRA, any 401(k) plan or matters arising out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to Lilis, any existing rights Bell has to indemnification, contribution and a defense from Lilis for the time that Bell was an officer and director of Lilis, any rights Bell has to any D&O and general liability insurance coverage of Lilis, any rights that Bell has as a shareholder of Lilis arising after the date hereof, and any rights which cannot be waived or released as a matter of law.

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Moreover, nothing contained in this Agreement is intended to prohibit or restrict either party in any way from (1) bringing a lawsuit against the other to enforce the obligations under this Agreement; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Lilis’ legal, compliance or human resources officers; (3) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (4) filing any claims that are not permitted to be waived or released under applicable law (although the ability to recover damages or other relief is still waived and released to the extent permitted by law).

(c)	The releases in this paragraph 4 shall be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that the Parties may have against the Released Parties. The Parties hereby expressly acknowledge that they are aware of the existence of California Civil Code § 1542 and its meaning and effect. The Parties expressly acknowledge that they have read and understood the following provision of that section which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties expressly waive and release any right to benefits that they may have under California Civil Code § 1542 to the fullest extent they may do so lawfully. The Parties further acknowledge that they may later discover facts different from or in addition to those facts now known to them or believe by them to be true with respect to any or all of the matters covered by this Agreement, and the Parties agree that this Agreement nevertheless shall remain in full and complete force and effect.

5.	Survival of Provisions of the Employment Agreement. The Parties expressly acknowledge and agree that notwithstanding Paragraph 12 of this Agreement, the following provisions of the Employment Agreement will continue in full force and effect: Section 4.2 (as specified in this Agreement) of Article 4, Article 5 and Sections 8.1-8.4, 8.6-8.9, 8.11-8.14, and 8.16-8.18 of Article 8; provided, however, that any provisions of the Employment Agreement that expire by their terms shall no longer have any force or effect. The Parties expressly acknowledge and agree that Section 7 of the Employment Agreement is no longer in effect. Any and all claims arising out of Section 7 of the Employment Agreement are included in "Released Claims" and are released herein. Lilis agrees and acknowledges that it will take no efforts to enforce Section 7 of the Employment Agreement against Bell. Lilis agrees and acknowledges that its obligation to Bell pursuant to Section 8.4 of the Employment Agreement to indemnify Bell for any claims arising out of or relating to his services for Lilis remains in full force and effect.

6.	Representations and Warranties. Each of Bell and Lilis (except as to subparagraphs (f) and (g) below), severally and not jointly, warrants and represents as follows:

(a)	He or it has read this Agreement and agrees to the conditions and obligations set forth in it.

(b)	He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.

(c)	Bell has no knowledge of the existence of any lawsuit, charge or proceeding against Lilis or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released. Lilis has no knowledge of any lawsuit, charge or proceeding against Bell arising out of or otherwise connected with any of the matters herein released.

(d)	He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.

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(e)	Bell admits, acknowledges, and agrees that, other than the payments and consideration set forth in Paragraphs 1 and 3 of this Agreement, Bell has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change in control benefits, severance benefits, deferred compensation, or other benefits from Lilis, which are or could be due to Bell under the terms of Bell’s employment or otherwise. Bell admits, acknowledges, and agrees that Bell is not otherwise entitled to the payments set forth in Paragraph 3 except in exchange for the releases by Bell contained in this Agreement. Lilis admits, acknowledges, and agrees that, other than the duties set forth in this Agreement, Bell has fully performed all his duties and obligations to Lilis, under the Employment Agreement or otherwise.

(f)	Applicable law provides that Bell shall have at least 21 days to consider this Agreement. In the event that Bell executes this Agreement prior to the 21st day after receipt of it, Bell expressly intends such execution as a waiver of any rights Bell has to review the Agreement for the full 21 days. In such event, Bell represents that such waiver is voluntary and made without any pressure, representations or incentives from Lilis for such early execution.

(g)	Bell understands that this Agreement waives and releases any claims Bell may have under the Age Discrimination in Employment Act (the “ADEA”). Bell may revoke such waiver and release of claims under the ADEA for 7 calendar days following its execution (the “Revocation Period”), and Bell’s waiver and release of claims under the ADEA shall not become enforceable and effective against Bell or Lilis until 7 calendar days after such execution. If Bell chooses to revoke this Agreement, Bell must provide written notice by hand delivery and email to Ron Levine, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202 (email: ron.levine@dgslaw.com) within 7 calendar days of Bell’s execution of this Agreement. If Bell does not revoke within Revocation Period, the right to revoke is lost. If Bell does revoke within the Revocation Period, such revocation shall only be effective with respect to Bell's ADEA claims, and the releases set forth in Paragraph 4 above otherwise shall remain in full force and effect.

7.	Non-Disparagement. Bell agrees not to make to any person any statement that disparages the Company or its directors, officers, employees or affiliates or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees or affiliates. Lilis and Abraham Mirman and its/his directors, officers, employees or affiliates agree not to make to any person any statement that disparages Bell or his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, including but not limited to Pierre Caland, Peak Oil LLC, Peak Oil Holdings LLC, and Peak Operator LLC. In response to inquiries about Bell’s employment, Bell and the Company shall make the statement set forth on Exhibit A hereto and file the Form 8-K substantially as set forth on Exhibit B, and nothing more.

8.	Section 409A. It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Bell the economic benefits described herein in a manner that does not result in such tax being imposed. Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A and each payment made in installments shall be treated as a series of separate payments for purposes of Code Section 409A, to the extent permitted under applicable law. In addition, payments or benefits pursuant to this Agreement shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as exempt reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly. The parties agree and acknowledge that Bell incurred a “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder, on the Separation Date. If any payment made hereunder within 6 months of the Separation Date constitutes deferred compensation that would otherwise be subject to the additional tax imposed pursuant to Section 409A of the Code as a result of Bell’s status as a specified employee, then such payment shall instead be payable on the date that is five (5) days following the earliest to occur of (i) 6 months after Bell’s “separation from service,” or (ii) Bell’s death. All taxable reimbursements provided hereunder that are deferred compensation subject to the requirements of Code Section 409A shall be made not later than the calendar year following the calendar year in which the expense was incurred. Any such taxable reimbursements or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

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9.	Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor to Lilis or Bell.

10.	Restricted Assignment. Neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

11.	Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

12.	Entire Agreement. This Agreement contains the Parties’ entire agreement regarding Bell’s employment with the Company and the subject matter of this Agreement. This Agreement supersedes all other and prior agreements and understandings between the Parties, including the Employment Agreement, except as otherwise provided herein. The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

13.	Notice. Except as otherwise set forth in this Agreement, each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address set forth as follows:

If to Bell, to:

300 E. Esplanade Drive, Suite 1810

Oxnard, CA 93036

With a copy to:

Rapp & Krock, PC

Attn: Bradley W. Rapp

3050 Post Oak Blvd, Suite 1425

Houston, Texas 77056

brapp@rk-lawfirm.com

If to Lilis, to:

Lilis Energy, Inc.
Attention: Chief Financial Officer
1900 Grant Street, Suite #720
Denver, CO 80203

With a copy to:

Davis Graham & Stubbs LLP
Attention: Ron Levine
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal). Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

14.	Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law. Should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

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15.	Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

16.	Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute shall be exclusively in the state or federal courts in Denver, Colorado.

17.	Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

18.	Cooperation. Bell hereby agrees that after the date hereof, Bell will reasonably cooperate with the Company to ensure a smooth transition of management, to continue to protect the Company’s confidential information and trade secrets in accordance with Articles V and VII of the Employment Agreement, and to promptly respond to Company inquiries regarding such confidential information, including, without limitation, any corporate opportunities disclosed or entrusted to Bell by the Company, its affiliates or third parties during or prior to Bell’s employment with the Company.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

BELL:

/s/ Robert A. Bell
Name: Robert A. Bell

LILIS:

Lilis Energy, Inc., a Nevada corporation

By:	/s/ Eric Ulwelling
Its: Acting Chief Financial Officer
Name: Eric Ulwelling

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Exhibit A

On August 1, 2014, Robert A. Bell resigned his positions as President, Chief Operating Officer and member of the Board of Directors of Lilis Energy, Inc. in order to focus his full attention on other ongoing roles and responsibilities.

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Exhibit B

Form 8-K

[See attached]

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